FORM 4                         ------------------------------------
|_| Check this box if no longer                        OMB APPROVAL
    subject to Section 16.  Form 4          ------------------------------------
    or Form 5 obligations may               OMB Number                 3235-0287
    continue.  See Instruction 1(b).        Expire            September 30, 1998
                                            Estimated average burden
                                            hours per response...............0.5
                                            ------------------------------------


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
    17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

1. Name and Address of Reporting Person

   Clark,            William            H.
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   (Last)            (First)         (Middle)

   531 Flanders Filters Road
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          (Street)

   Washington, North Carolina 27889
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     (City)       (Street)    (Zip)

2. Issuer Name and Ticker or Trading Symbol

   Flanders Corporation --- FLDR
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3. IRS or Social Security Number of Reporting Person (Voluntary)

   ###-##-####
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4. Statement for Month/Year

   January 1999
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (x) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Line)
    (x) Form filed by One Reporting Person
   -----
    ( ) Form filed by More than One Reporting Person
   -----
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


___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |      |                  | A or|         |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D   |  Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|


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Reminder:Report on a separate line for each class of securities beneficially owned directly or indirectly.                    (Over)
                                                        (Print or Type Responses)                                    SEC 1474 (3/91)

___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           |   |Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           |   |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|     A     | D |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Option (Right to| $4.00  |1/4/ |A   |V|5,000      |   |7/4/ |1/4/ |Common Stock|5,000  |       | 5,000      |D  |            |
Purchase Common Stock)|        |99   |    | |           |   |99   |09   |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:

1 Flanders Corporation granted to William H. Clark an option to purchase 5,000 shares of Flanders Corporation common stock for an exercise price of $4.00 per share. The option was granted under Flanders' 1996 Director Option Plan.

                                             /s/ William H. Clark
**    Intentional    misstatements    or     ------------------------------
omissions  of facts  constitute  Federal     Signature of Reporting Person
Criminal Violations.  See 18 U.S.C. 1001
and 15 U.S.C. 78ff(a).                       February 10 1999
                                             ------------------------------
                                             Date

Note:  File  three  copies of this Form,
one of which must be manually signed. If
space  provided  is  insufficient,   see                                  Page 2
Instruction 6 for procedure.


Potential  persons who are to respond to
the collection of information  contained
in this form are not required to respond
unless  the form  displays  a  currently                         SEC 1471 (3/91)
valid OMB Number.